Exhibit 99.1

Contact:	David Hoffman, 406-431-6783
PPL Montana

PPL Montana agreement to sell hydroelectric facilities wins key regulatory approval
Montana Public Service Commission approves transaction with NorthWestern Energy

ALLENTOWN, Pa. (Sept. 4, 2014) -- PPL Montana’s agreement to sell its hydroelectric facilities to NorthWestern Energy Corporation cleared a major milestone on Thursday (9/4) when the Montana Public Service Commission voted to prepare an order approving NorthWestern Energy’s request to purchase the facilities.
The agreement includes PPL Montana’s 11 hydroelectric power plants, which have a combined generating capacity of more than 630 megawatts, as well as the company’s Hebgen Lake reservoir.
“The decision keeps us on track to close the transaction promptly and to deliver attractive value to PPL shareowners,” said William H. Spence, chairman, president and Chief Executive Officer of PPL Corporation (NYSE: PPL), which owns PPL Montana.
The PSC is expected to issue the final order later this month.
Prior to the PSC’s decision, PPL Montana and NorthWestern had secured required approvals from the Federal Energy Regulatory Commission, as well as the necessary clearance from the antitrust enforcement agencies. In its actions, FERC approved the transfer of PPL Montana’s hydroelectric generating stations and its hydroelectric operating licenses to NorthWestern upon close of the transaction.
Before the transaction can close, NorthWestern must file with FERC and obtain routine approval of certain financing transactions. FERC review of that filing is expected to take 30-60 days.
The purchase price for the hydroelectric generating facilities is $900 million in cash, subject to certain adjustments. PPL Corporation estimates its total net cash proceeds of the sale will be approximately $880 million.
The agreement does not include PPL Montana’s interest in the Colstrip facility or its J.E. Corette coal-fired facility located near Billings. PPL Montana has announced that it intends to mothball the 153-megawatt Corette plant in April 2015. It also does not include the Butte-based marketing and trading operations of PPL Montana’s affiliate, PPL EnergyPlus, LLC.
PPL Montana’s hydroelectric facilities include its Thompson Falls Dam on the Clark Fork River; Kerr Dam on the Flathead River; Madison Dam on the Madison River; Mystic Lake Dam on West Rosebud Creek; and Hauser, Holter, Black Eagle, Rainbow, Cochrane, Ryan and Morony dams along the Missouri River.
PPL Corporation, with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. PPL recently announced an agreement to combine its competitive generation company with the competitive generation business of Riverstone Holdings LLC to form Talen Energy Corporation, a highly competitive independent power producer.  More information is available at www.pplweb.com.

#     #     #

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.